Exhibit 99.1

News Release

Contacts:

Integra LifeSciences Holdings Corporation

John B. Henneman, III, Executive Vice President, Chief Administrative Officer and acting Chief Financial Officer (609) 936-2481 jhenneman@Integra-LS.com	John Bostjancic, Vice President, Corporate Development and Investor Relations (609) 936-2239 jbostjancic@Integra- LS.com

Integra LifeSciences Announces Resignation of Chief Financial Officer

Chief Administrative Officer to Serve as Acting CFO

Plainsboro, New Jersey, Sept 7, 2007 – Integra LifeSciences Holdings Corporation (NASDAQ: IART) today announced that Maureen B. Bellantoni has resigned as the Executive Vice President and Chief Financial Officer of the Company, effective September 6, 2007. Ms. Bellantoni informed the Company that she was leaving to pursue other interests.

John B. Henneman, III, the Executive Vice President and Chief Administrative Officer of the Company, has been appointed as the acting Chief Financial Officer of the Company. The terms of Mr. Henneman’s compensation will remain unchanged. The Company will immediately undertake a search for a new Chief Financial Officer.

“We are grateful for Maureen’s service to the Company over the last 18 months and wish her much success in her future endeavors,” stated Stuart M. Essig, President and Chief Executive Officer of the Company. He added: “We are committed to identifying a highly-qualified CFO in the near term. I am confident that Jack Henneman, together with our dedicated finance team, will make this a smooth and effective transition as we continue to grow the Company.”

Integra LifeSciences Holdings Corporation, a world leader in regenerative medicine, is dedicated to improving the quality of life for patients through the development, manufacturing, and marketing of cost-effective surgical implants and medical instruments. Our products, used primarily in neurosurgery, extremity reconstruction, orthopedics and general surgery, are used to treat millions of patients every year. Integra’s headquarters are in Plainsboro, New Jersey, and we have research and manufacturing facilities throughout the world. Please visit our website at (http://www.Integra-LS.com).

This news release contains forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning future (1) executive transition matters, (2) employment terms and (3) future performance potential. In addition, the economic, competitive, governmental, technological and other factors identified under the heading “Risk Factors” included in Item 1A of Integra’s Annual Report on Form 10-K for the year ended December 31, 2006 and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results.